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                                                                     Exhibit 8.1



                                                 December 14, 1999





Atlas Pipeline Partners, L.P.
311 Rouser Road
Moon Township, Pennsylvania 15108


         Re:      Registration Statement on Form S-1
                  ----------------------------------


Ladies and Gentlemen:

                  We have acted as special counsel in connection with the Registration Statement on Form S-1, Registration No. 333-85193 (the "Registration Statement") of Atlas Pipeline Partners, L.P. (the "Partnership"), relating to the registration of the offering and sale (the "Offering") of up to 2,875,000 common units representing limited partner interests in the Partnership (the "Common Units"). In connection therewith, we prepared the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

                  The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Common Units pursuant to the Offering.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion and in the discussion set forth under the caption "Risk Facotrs--Tax Risks to Common Unitholders" in the Registration Statement. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                     Very truly yours,

                                     /s/ Andrews & Kurth L.L.P.
                                     ------------------------
                                     Andrews & Kurth L.L.P.